Filed pursuant to Rule 433
Dated March 12, 2015
Registration Nos. 333-189150
333-189150-01
Free Writing Prospectus
(To Preliminary Prospectus Supplement dated March 12, 2015 and Prospectus dated June 7, 2013)

     $1,000,000,000 1.750% Senior Notes due 2018
$500,000,000 Floating Rate Senior Notes due 2018
Final Term Sheet

$1,000,000,000 1.750% Senior Notes due 2018 (the “2018 Fixed Rate Notes”):

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	A1 / A / A (Negative, Negative, Negative) (Moody’s, S&P, Fitch)
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Fixed Rate
Principal Amount:	$1,000,000,000
Pricing Date:	March 12, 2015
Settlement Date:	March 17, 2015 (T+3)
Maturity Date:	March 16, 2018
Coupon:	1.750%
Interest Payment Dates:	Semi-annually on March 16 and September 16, commencing
September 16, 2015 (short first coupon)
Benchmark Treasury:	UST 1.000% due February 15, 2018
Benchmark Treasury Price / Yield:	99-27¾ / 1.046%
Spread to Benchmark Treasury:	UST + 75 basis points
Reoffer Yield:	1.796%
Reoffer Price:	99.866%
Underwriting Commissions:	0.200%
Net Proceeds (Before Expenses):	$996,660,000
Agreement with Respect to the Exercise of the U.K. Bail-in Power:
By purchasing the 2018 Fixed Rate Notes, each holder (including each beneficial owner) of the 2018 Fixed Rate Notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the cancellation of all, or a portion, of the principal amount of, or interest on, the 2018 Fixed Rate Notes and/or (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the 2018 Fixed Rate Notes into shares or other securities or other obligations of Lloyds Banking Group or another person, which U.K. bail-in power may be exercised by means of variation of the terms of the 2018 Fixed Rate Notes solely to give effect to the above. Each holder (including each beneficial owner) of the 2018 Fixed Rate Notes further acknowledges and agrees that the rights of the holders under the 2018 Fixed Rate Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority expressed to implement such a cancellation or conversion.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to us or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act 2009 as the same may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

CUSIP:	53944 VAC3
ISIN:	US53944VA C37
Day Count Fraction:	30 / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:
Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London

Business Day Convention:	Following, unadjusted
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	Citigroup Global Markets Inc., Credit Suisse Securities (USA)
LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Lloyds Securities Inc.

$500,000,000 Floating Rate Senior Notes due 2018 (the “2018 Floating Rate Notes”):

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	A1 / A / A (Negative, Negative, Negative) (Moody’s, S&P, Fitch)
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Floating Rate
Principal Amount:	$500,000,000
Pricing Date:	March 12, 2015
Settlement Date:	March 17, 2015 (T+3)
Maturity Date:	March 16, 2018
Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London
business days prior to the first day of the relevant Floating Rate
Interest Period (as defined below), plus 52 basis points
Interest Payment Dates:	Quarterly on March 16, June 16, September 16 and December
16, commencing June 16, 2015 (short first coupon)
Record Date	15th calendar day prior to the relevant Interest Payment Date
Interest Reset Date:	Interest Payment Dates
Reoffer Price:	100.000%
Underwriting Commissions:	0.200%
Net Proceeds (Before Expenses):	$499,000,000
Calculation Agent:	The Bank of New York Mellon
Agreement with Respect to the Exercise of the U.K. Bail-in Power:
By purchasing the 2018 Floating Rate Notes, each holder (including each beneficial owner) of the 2018 Floating Rate Notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the cancellation of all, or a portion, of the principal amount of, or interest on, the 2018 Floating Rate Notes and/or (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the 2018 Floating Rate Notes into shares or other securities or other obligations of Lloyds Banking Group or another person, which U.K. bail-in power may be exercised by means of variation of the terms of the 2018 Floating Rate Notes solely to give effect to the above. Each holder (including each beneficial owner) of the 2018 Floating Rate Notes further acknowledges and agrees that the rights of the holders under the 2018 Floating Rate Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority expressed to implement such a cancellation or conversion.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to us or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act 2009 as the same may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

Interest Periods:
The first interest period will begin on and include March 17, 2015 and will end on and exclude June 16, 2015. Thereafter, the interest periods will be the periods from and including an Interest Payment Date to but excluding the immediately succeeding Interest Payment Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Floating Rate Interest Period will be the period from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding the Maturity Date.

CUSIP:	53944VAD1
ISIN:	US53944VAD10
Day Count Fraction:	Actual / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:
Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London

Business Day Convention:	Modified following, adjusted
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Lloyds Securities Inc.

Free Writing Prospectus
(To Preliminary Prospectus Supplement dated March 12, 2015 and Prospectus dated June 7, 2013)

$1,000,000,000 2.400% Senior Notes due 2020
Final Term Sheet

$1,000,000,000 2.400% Senior Notes due 2020 (the “2020 Fixed Rate Notes”):

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	A1 / A / A (Negative, Negative, Negative) (Moody’s, S&P, Fitch)
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Fixed Rate
Principal Amount:	$1,000,000,000
Pricing Date:	March 12, 2015
Settlement Date:	March 17, 2015 (T+3)
Maturity Date:	March 17, 2020
Coupon:	2.400%
Interest Payment Dates:	Semi-annually on March 17 and September 17, commencing
September 17, 2015
Benchmark Treasury:	UST 1.375% due February 29, 2020
Benchmark Treasury Price / Yield:	99-00 / 1.585%
Spread to Benchmark Treasury:	UST + 85 basis points
Reoffer Yield:	2.435%
Reoffer Price:	99.836%
Underwriting Commissions:	0.300%
Net Proceeds (Before Expenses):	$995,360,000
Agreement with Respect to the Exercise of the U.K. Bail-in Power:
(including each beneficial owner) of the 2020 Fixed Rate Notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the cancellation of all, or a portion, of the principal amount of, or

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interest on, the 2020 Fixed Rate Notes and/or (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the 2020 Fixed Rate Notes into shares or other securities or other obligations of Lloyds Banking Group or another person, which U.K. bail-in power may be exercised by means of variation of the terms of the 2020 Fixed Rate Notes solely to give effect to the above. Each holder (including each beneficial owner) of the 2020 Fixed Rate Notes further acknowledges and agrees that the rights of the holders under the 2020 Fixed Rate Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority expressed to implement such a cancellation or conversion.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to us or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act 2009 as the same may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

CUSIP:	53944 VAE9
ISIN:	US53944VA E92
Day Count Fraction:	30 / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:
Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London

Business Day Convention:	Following, unadjusted
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	Citigroup Global Markets Inc., Credit Suisse Securities (USA)
LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Lloyds Securities Inc.

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* Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc and Lloyds Bank plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc and Lloyds Bank plc have filed with the SEC for more complete information about Lloyds Banking Group plc and Lloyds Bank plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lloyds Banking Group plc and Lloyds Bank plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533 and Lloyds Securities Inc. collect at (212) 930-5000.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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